Exhibit 99.1
For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES SECOND QUARTER
FISCAL YEAR 2008 RESULTS
Second Quarter Highlights:
•	Sales increase 10.9% to $112 million.

•	Gross margin improvement fuels 25% increase in operating income.

•	Five new franchise locations signed.

•	Company affirms FY 2008 outlook of $1.45 to $1.55 earnings per share.
March 5, 2008 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.4 million or $0.33 fully diluted net income per share for the FY 2008 second quarter compared to $3.7 million or $0.35 per fully diluted share in the prior year. The prior year quarter includes a one-time, after tax benefit of $1.0 million from interest and foreign exchange gains from the resolution of prior year cross-border transfer pricing issues between Canada and the U.S. Excluding this one-time benefit, last year’s net income would have been $2.8 million or $0.26 per fully diluted share.
Sales increased 10.9% to $112 million this quarter compared to the prior year. The exchange rate between the Canadian dollar and the U.S. dollar was approximately 16% higher this quarter than the same quarter last year. The Company estimates that higher fuel surcharges account for approximately 2.7% of the increase in sales. The core growth rate, the rate excluding the impact of the stronger Canadian dollar and higher fuel surcharges, was approximately 2.2%. The core growth rate was negatively impacted by one and a half less business days this year due to the Christmas and New Year’s holidays falling on Tuesday. On a sales per day basis, the core growth rate was 4.9%. The prior year quarter includes approximately $2.0 million in sales for services provided on an interim basis to one customer in Canada. Excluding those sales, the core growth rate per day was approximately 7.0%.
Selling, general and administrative (“SG&A”) expenses increased 11.7% to $23.9 million compared to the same quarter last year. As a percentage of sales, SG & A expenses were 21.3% in the current year compared to 21.2% in the prior year quarter. The current year percentage includes the impact of one and one half less business days than the prior year. Normal wage increases as well as additional personnel required to manage and operate new business started
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Dynamex — Second Quarter Fiscal Year 2008
March 5, 2008

over the last year contributed to the increase in SG&A expenses. As the core growth rate accelerates above the current level, management expects to realize additional leverage from its relatively fixed cost infrastructure.
Operating income increased 25% compared to the prior year quarter on a 10.9% increase in sales and a reduction in cost of sales from 74.1% last year to 73.3% in the current year. Purchased transportation costs, the largest component of cost of sales represented 65.7% of sales in the current year quarter, compared to 65.5% in the prior year reflecting the change in business mix as on demand sales declined slightly as a percentage of total sales. Other direct cost of sales declined from 8.6% last year to 7.6% in the current year quarter.
Income tax expense was $2.0 million, 36.6% of income before taxes in the current year quarter compared to $2.0 million, 34.8% of income before taxes in the prior year. The current year benefited from the reduction in the Canadian tax rate. The prior year rate was impacted by the settlement of cross border transfer pricing issues. We expect the effective tax rate to be in the 37% to 38% range for the remainder of the 2008 fiscal year.
Second Quarter Highlights
“The second quarter was another positive period for our business,” said Dynamex Chairman and CEO, Rick McClelland. “Top line growth was 10.9% while earnings per share grew 30% excluding the year ago one-time benefit. We expect year-over-year sales growth for the remainder of the 2008 fiscal year to be in the 10% to 12% range.
“The higher costs associated with the unprecedented new business activity and delivery model changes we experienced in fiscal 2007 have also normalized and are now providing the bottom-line benefits we expected,” McClelland continued. “During the quarter, we continued to expand our franchise program adding five quality locations in the United States. New business activity remains strong and we continue to focus on expanding relationships with our existing customer base. The financial benefits of our outsourced distribution model versus running an in-house distribution fleet becomes more compelling to potential customers given the current economic conditions. And as the economy has softened, we have also seen an increase in the number of opportunities to acquire customer lists.
“Our outlook remains positive for the remainder of the year,” concluded McClelland. “Our balance sheet is extremely strong with zero long-term debt. Margins remain within our targeted range and both our top and bottom lines continue to grow. We continue to believe we have a significant opportunity for continued growth and profitability that will result in solid returns for our shareholders.”
Long-Term Debt
Long-term debt was zero at January 31, 2008. Cash flow generated from operations was sufficient to fund operations and capital expenditures.
Margins
The gross margin was 26.7% of sales in the current quarter, in-line with our stated target range for FY 2008 of 26.5% to 27.0%, and higher than the 25.9% in the same quarter last year.
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Dynamex — Second Quarter Fiscal Year 2008
March 5, 2008

Management expects the gross margin percentage for each of the remaining quarters of this fiscal year will be above the comparable quarters in the prior year.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $6.1 million, 5.5% of sales in the current quarter compared to $6.4 million or 6.4% of sales in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). The prior year included $1.4 million of pre-tax gains from the settlement of prior year cross border transfer pricing issues. Excluding these one-time benefits, EBITDA was $5.1 million or 5.0% of sales.
Cash Flow from Operations
Net cash provided by operating activities was $1.0 million compared to $6.2 million in the prior year. The reduction in cash provided by operating activities this year is principally attributable to higher cash taxes, the increase in working capital to finance the increase in accounts receivable and the payment in August 2007 for stock repurchase transactions consummated in FY 2007 while the prior year included the benefit of lessor financed leasehold improvements and higher rent abatements. The increase in accounts receivable, although higher than the FY 2007 yearend balance after considering the growth in sales and changes in the Canadian dollar, is in line with the increase for the same period last year. We believe this is temporary and that days sales outstanding at the end of our next quarter will be more in-line with the prior year.
Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $702,000 in this quarter from $596,000 in the second quarter last year due principally to the higher level of capital additions in FY 2007, due, in large part, to lessor-financed leasehold improvements last year related to the lease for the corporate headquarters in Dallas. As a percent of sales, D&A was 0.6%, unchanged from the prior year period.
Interest Expense
Interest expense for the three months ended October 31, 2007 was $54,000, $62,000 below the prior year period. The current year had a lower average level of outstanding debt than the prior year.
Outlook
The following outlook for FY 2008 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company expects year-over-year sales growth of between 10% and 12% for FY 2008.
The Company continues to expect FY 2008 net income to range from $1.45 to $1.55 per fully diluted share.
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Dynamex — Second Quarter Fiscal Year 2008
March 5, 2008

Investor Call
The Company will host an investor conference call on Thursday, March 6, 2008 at 10:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call: Company name — “Dynamex”. A telephone replay of the conference call will be available through March 13, 2008 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 273171.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
* * *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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Dynamex — Second Quarter Fiscal Year 2008
March 5, 2008

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	January 31,	July 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT
Cash and cash equivalents	$8,572	$8,857
Accounts receivable (net of allowance for doubtful accounts of $849 and $866, respectively)	50,746	42,649
Income taxes receivable	1,681	1,092
Prepaid and other current assets	2,182	3,559
Deferred income taxes	3,425	3,136

Total current assets	66,606	59,293
Property and equipment — net	8,730	8,495
Goodwill	48,357	47,613
Intangibles — net	902	326
Deferred income taxes	535	1,398
Other assets	4,500	3,915

Total assets	$129,630	$121,040

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable trade	$11,454	$15,426
Accrued liabilities	23,938	21,679

Total current liabilities	35,392	37,105

Long-term debt	—	—
Other long-term liabilities	2,421	2,526

Total liabilities	37,813	39,631

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 10,239 and 10,145 outstanding, respectively	102	101
Additional paid-in capital	47,318	45,671
Retained earnings	38,535	31,122
Unrealized foreign currency translation adjustment	5,862	4,515

Total stockholders’ equity	91,817	81,409

Total liabilities and stockholders’ equity	$129,630	$121,040

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Dynamex — Second Quarter Fiscal Year 2008
March 5, 2008

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Six months ended
	January 31,		January 31,
	2008	2007	2008	2007
Sales	$111,957	$100,988	$223,709	$201,603

Cost of sales:
Purchased transportation	73,596	66,138	147,517	132,005
Other direct costs	8,528	8,675	16,654	16,495

	82,124	74,813	164,171	148,500

Gross profit	29,833	26,175	59,538	53,103

Selling, general and administrative
Expenses:
Salaries and employee benefits	16,967	14,583	33,041	28,665
Other	6,929	6,810	13,515	13,257

	23,896	21,393	46,556	41,922

Depreciation and amortization	702	596	1,373	1,188
(Gain) loss on disposal of property and equipment	(7)	(2)	(16)	6

Operating income	5,242	4,188	11,625	9,987

Interest expense	54	116	132	228
Other income, net	(204)	(1,640)	(304)	(1,732)

Income before taxes	5,392	5,712	11,797	11,491

Income tax expense	1,973	1,990	4,384	4,121

Net income	$3,419	$3,722	$7,413	$7,370

Basic earnings per common share:	$0.33	$0.35	$0.73	$0.70

Diluted earnings per common share:	$0.33	$0.35	$0.72	$0.68

Weighted average shares:
Common shares outstanding	10,232	10,602	10,203	10,601
Adjusted common shares — assuming exercise of stock options	10,342	10,783	10,309	10,767
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March 5, 2008

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited) Continued

				Three months ended		Six months ended
				January 31,		January 31,
				2008	2007	2008	2007
Selected items as a percentage of sales:
Sales				100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation				65.7%	65.5%	65.9%	65.5%
Other direct costs				7.6%	8.6%	7.5%	8.2%

				73.3%	74.1%	73.4%	73.7%

Gross profit				26.7%	25.9%	26.6%	26.3%

Selling, general and administrative expenses:
Salaries and employee benefits				15.1%	14.5%	14.8%	14.2%
Other				6.2%	6.7%	6.0%	6.6%

				21.3%	21.2%	20.8%	20.8%

Depreciation and amortization				0.6%	0.6%	0.6%	0.6%
(Gain) loss on disposal of property and equipment				0.0%	0.0%	0.0%	0.0%

Operating income				4.8%	4.1%	5.2%	4.9%

EBITDA Margin				5.5%	6.4%	5.9%	6.4%
EBITDA				$6,148	$6,424	$13,302	$12,907

Reconciliation of Non-GAAP Financial Measures:
Net income				$3,419	$3,722	$7,413	$7,370
Income tax expense				1,973	1,990	4,384	4,121
Interest expense				54	116	132	228
Depreciation and amortization				702	596	1,373	1,188

EBITDA				$6,148	$6,424	$13,302	$12,907

Sales by Service Type
On Demand	$36,840	32.9%	$32,810	32.5%	$74,100	33.1%	$69,335	34.4%
Scheduled/Distribution	36,570	32.7%	36,203	35.8%	73,063	32.7%	67,860	33.7%
Outsourcing	38,547	34.4%	31,975	31.7%	76,546	34.2%	64,408	31.9%

Total Sales	$111,957	100.0%	$100,988	100.0%	$223,709	100.0%	$201,603	100.0%

Sales by Country
United States	$68,157	60.9%	$63,709	63.1%	$137,640	61.5%	$127,671	63.3%
Canada	43,800	39.1%	37,279	36.9%	86,069	38.5%	73,932	36.7%

Total Sales	$111,957	100.0%	$100,988	100.0%	$223,709	100.0%	$201,603	100.0%

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Dynamex — Second Quarter Fiscal Year 2008
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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Six months ended
	January 31,
	2008	2007
OPERATING ACTIVITIES
Net income	$7,413	$7,370
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,373	1,188
Amortization of deferred bank financing fees	10	14
Provision for losses on accounts receivable	217	322
Stock option compensation	607	526
Deferred income taxes	574	1,402
Lessor financed leasehold improvements	—	1,989
Non-cash rent expense	23	532
(Gain) Loss on disposal of property and equipment	(16)	6
Changes in current operating assets and liabilities:
Accounts receivable	(8,314)	(7,974)
Prepaids and other assets	787	790
Accounts payable and accrued liabilities	(1,713)	(12)

Net cash provided by operating activities	961	6,153

INVESTING ACTIVITIES
Purchase of property and equipment	(1,470)	(2,732)
Acquisition of customer lists	(657)	—
Purchase of deferred compensation investments	(261)	(230)

Net cash used in investing activities	(2,388)	(2,962)

FINANCING ACTIVITIES
Principal payments on long-term debt	—	(2)
Net payments under line of credit	—	(900)
Net proceeds from sale of common stock	893	159
Tax benefit realized on exercise of stock options	148	83
Purchase and retirement of treasury stock	—	(1,094)
Other assets and deferred offering costs	(340)	(1,132)

Net cash used in financing activities	701	(2,886)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	441	(1,423)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(285)	(1,118)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,857	6,058

CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,572	$4,940

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$86	$206

Cash paid for taxes	$4,268	$2,100

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